Exhibit (a)(1)(G)
Zhihu Inc.
(A company controlled through weighted voting rights and incorporated in the Cayman Islands with limited liability)
(NYSE: ZH; HKEX: 2390)

NOTICE OF EXTRAORDINARY GENERAL MEETING
to be held on October 16, 2024
(or any adjourned or postponed meeting thereof)
NOTICE IS HEREBY GIVEN that an extraordinary general meeting of Zhihu Inc. will be held at 10:00 a.m., Beijing time, on October 16, 2024 at Room Landing, Floor 1, Zone B, China Industry-Academy-Research Achievement Transformation Center, 18A Xueqing Road, Haidian District, Beijing 100083, People’s Republic of China for the purposes of considering and, if thought fit, passing the following resolution (the “Proposed Resolution”). Capitalized terms used but not specifically defined herein shall have the meanings ascribed to such terms in the Offer Document dated September 9, 2024 and, for U.S. Shareholders and ADS holders only, in the U.S. Offer to Purchase dated September 9, 2024.
The following resolution (a) will be proposed to be considered and if thought appropriate passed as an ordinary resolution of the Company:
“THAT:
the conditional cash offers (the “Offers”) to buy back up to 46,921,448 Class A ordinary shares (“Class A Ordinary Share(s)”) (including in the form of American depositary shares (“ADS(s)”) of the Company at a price of HK$9.11 per Class A Ordinary Share (equivalent of US$3.50 per ADS) in cash and subject to the terms and conditions set out in the Offer Document (a copy of which marked “A” has been produced to the EGM and initialed by the chairman of the EGM for the purpose of identification) and, for U.S. Shareholders and ADS holders only, in the U.S. Offer to Purchase, together with the accompanying Form of Acceptance and ADS Letter of Transmittal dispatched to the shareholders (the “Shareholders”) and ADS holders of the Company and dated September 9, 2024 be approved, without prejudice and in addition to any existing authority of the Company under the general mandate to buy back Shares and/or ADSs granted by the Shareholders at the annual general meeting of the Company on June 26, 2024, and that any one of the directors of the Company be and is hereby authorized to execute all such documents (and, where necessary, to affix the seal of the Company thereon in accordance with the articles of association of the Company) with or without amendments and do all such things as such director considers desirable, necessary or expedient in connection with or to give effect to any matters relating to or in connection with the Offers including without limitation, completion of the buy-back of Class A Ordinary Shares (including in the form of ADSs) pursuant to the Offers.”
The passing of the Proposed Resolution requires approval by the holders of Class A Ordinary Shares and Class B Ordinary Shares of the Company who are Independent Shareholders by a simple majority of the votes cast by the members of the Company present and voting in person or by proxy at the EGM.
The quorum of the EGM shall be one or more members holding in aggregate not less than 10% of all votes attaching to all Shares in issue and entitled to vote at such general meeting (on a one vote per Share basis), present in person or by proxy.

Share EGM Record Date and ADS EGM Record Date
The Board has fixed the close of business on September 23, 2024, Hong Kong time, as the Share EGM Record Date. Holders of the Shares (as of the Share EGM Record Date) are entitled to attend and vote at the EGM and any adjourned meeting thereof.
Holders of record of ADSs as of the close of business on September 23, 2024, New York City time, which is the ADS EGM Record Date, who wish to exercise their voting rights for the underlying Class A Ordinary Shares must give voting instructions to the Depositary.
Forms of Proxy and ADS Voting Instruction Cards
Whether or not you propose to attend and vote at the said meetings, please complete, sign, date, and return the accompanying form of proxy to the Registrar, Computershare Hong Kong Investor Services Limited (for holders of Class A and Class B Ordinary Shares) or your voting instructions to the Depositary (for ADS holders) as promptly as possible and before the prescribed deadline if you wish to exercise your voting rights. Computershare Hong Kong Investor Services Limited must receive the form of proxy by no later than 10:00 a.m., Hong Kong time, on Monday, October 14, 2024; and JPMorgan Chase Bank, N.A. must receive your voting instructions by the time and date specified in the ADS voting instruction card to enable the votes attaching to the Class A Ordinary Shares represented by your ADSs to be cast at the EGM. Such form of proxy for use at the EGM is also published on the respective websites of the Hong Kong Stock Exchange (https://www.hkexnews.hk) and the Company (https://ir.zhihu.com/). Completion and return of the form of proxy will not preclude you from attending and voting at the EGM or at any adjournment or postponement thereof (as the case may be) in person should you so wish.
By order of the Board of Directors,
Zhihu Inc.
/s/Yuan Zhou

Yuan Zhou
Chairman of the Board
Head Office: 18 Xueqing Road Haidian District Beijing 100083 People’s Republic of China	Registered Office: PO Box 309 Ugland House Grand Cayman KY1-1104 Cayman Islands
September 9, 2024
As of the date of this notice, the board of directors of the Company comprises Mr. Yuan Zhou as an executive director, Mr. Dahai Li, Mr. Zhaohui Li, and Mr. Bing Yu as non-executive directors, and Mr. Hanhui Sam Sun, Ms. Hope Ni, and Mr. Derek Chen as independent non-executive directors.